HOME EQUITY ASSET TRUST 2006-3

CREDIT SUISSE

HOME EQUITY ASSET TRUST 2006-3

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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HOME EQUITY ASSET TRUST 2006-3

Statistical Collateral Summary – Interest Only Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date. The mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,147
Total Outstanding Loan Balance	$307,872,965*	Min	Max
Average Loan Current Balance	$268,416	$54,000	$950,000
Weighted Average Original LTV	80.3%
Weighted Average Coupon	7.22%	4.95%	9.59%
Arm Weighted Average Coupon	7.22%
Fixed Weighted Average Coupon	7.25%
Weighted Average Margin	5.48%	1.88%	8.55%
Weighted Average FICO (Non-Zero)	651
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	97.9%
% Fixed	2.1%
% of Loans with Mortgage Insurance	0.0%

*

Interest only loans will compromise approximately [$311,000,000] of the total [$1,400,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
4.95 -5.00	3	1,108,668	0.4	4.95	79.0	717
5.01 -5.50	15	5,057,807	1.6	5.41	76.8	693
5.51 -6.00	41	14,113,287	4.6	5.81	76.2	667
6.01 -6.50	138	44,362,477	14.4	6.34	78.9	654
6.51 -7.00	236	66,707,644	21.7	6.80	80.2	653
7.01 -7.50	292	71,286,687	23.2	7.29	81.2	651
7.51 -8.00	237	60,673,529	19.7	7.79	79.7	645
8.01 -8.50	105	25,930,557	8.4	8.26	81.7	648
8.51 -9.00	57	12,787,485	4.2	8.72	82.7	634
9.01 -9.50	19	4,925,825	1.6	9.30	87.9	634
9.51 -9.59	4	919,000	0.3	9.56	93.6	604
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
518 -525	1	170,000	0.1	7.95	68.0	518
526 -550	1	225,000	0.1	7.41	90.0	549
551 -575	7	1,518,475	0.5	7.66	79.3	561
576 -600	133	32,170,591	10.4	7.36	79.2	590
601 -625	239	61,205,856	19.9	7.39	79.4	614
626 -650	306	75,493,920	24.5	7.34	81.1	639
651 -675	214	61,570,417	20.0	7.12	80.8	662
676 -700	116	33,658,850	10.9	7.01	80.5	688
701 -725	68	21,126,626	6.9	7.00	79.9	710
726 -750	33	9,850,439	3.2	6.86	82.8	737
751 -775	19	6,781,190	2.2	6.76	79.5	763
776 -800	9	3,601,600	1.2	7.48	80.0	786
801 -806	1	500,000	0.2	5.59	46.2	806
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
54,000 -100,000	72	6,162,294	2.0	7.55	78.2	637
100,001 -150,000	201	25,641,133	8.3	7.55	79.3	637
150,001 -200,000	208	36,841,490	12.0	7.32	79.9	641
200,001 -250,000	160	36,130,458	11.7	7.29	81.6	645
250,001 -300,000	143	39,296,582	12.8	7.20	79.4	652
300,001 -350,000	90	29,268,399	9.5	7.21	80.2	652
350,001 -400,000	68	25,307,274	8.2	7.13	80.7	654
400,001 -450,000	56	23,900,983	7.8	6.98	81.4	664
450,001 -500,000	49	23,468,030	7.6	7.15	80.8	657
500,001 -550,000	32	16,695,068	5.4	7.24	80.7	661
550,001 -600,000	27	15,611,206	5.1	7.08	81.5	640
600,001 -650,000	12	7,492,701	2.4	7.18	83.0	639
650,001 -700,000	10	6,824,800	2.2	7.03	79.0	671
700,001 -750,000	5	3,648,751	1.2	7.13	77.3	658
750,001 -800,000	8	6,271,200	2.0	7.49	76.9	680
800,001 -850,000	1	803,612	0.3	5.63	80.0	710
850,001 -900,000	3	2,635,950	0.9	7.15	78.1	692
900,001 -950,000	2	1,873,034	0.6	6.01	77.1	661
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
22.51 -50.00	13	2,977,396	1.0	7.05	40.1	652
50.01 -55.00	13	2,589,500	0.8	7.27	53.4	639
55.01 -60.00	11	2,158,800	0.7	7.02	58.3	636
60.01 -65.00	20	6,339,874	2.1	7.18	63.3	624
65.01 -70.00	37	9,174,104	3.0	6.84	68.7	625
70.01 -75.00	53	16,311,168	5.3	6.99	73.8	638
75.01 -80.00	729	190,788,814	62.0	7.17	79.8	660
80.01 -85.00	82	25,743,106	8.4	7.16	84.3	634
85.01 -90.00	147	41,289,883	13.4	7.52	89.7	638
90.01 -95.00	36	9,260,820	3.0	7.83	94.5	650
95.01 -100.00	6	1,239,500	0.4	9.07	99.8	669
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	219	64,478,751	20.9	7.71	80.4	651
0.50	2	552,000	0.2	7.07	80.0	676
1.00	31	10,121,652	3.3	7.58	80.3	658
2.00	771	199,330,846	64.7	7.07	80.5	648
3.00	123	33,229,715	10.8	7.06	79.0	668
5.00	1	160,000	0.1	7.45	86.5	600
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	850	221,583,606	72.0	7.05	80.5	643
Reduced	132	38,073,650	12.4	7.73	80.8	661
Stated Income / Stated Assets	164	48,140,708	15.6	7.62	79.2	680
No Income / No Assets	1	75,000	0.0	7.25	60.0	628
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,130	303,701,790	98.6	7.21	80.3	651
Second Home	8	2,052,199	0.7	7.26	76.6	645
Investor	9	2,118,975	0.7	8.18	78.8	650
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	341	127,363,097	41.4	6.97	79.5	662
Arizona	106	23,752,334	7.7	7.49	80.6	638
Florida	96	21,382,343	6.9	7.52	79.6	649
Maryland	63	16,428,362	5.3	7.25	80.6	636
Nevada	61	13,997,206	4.5	7.32	81.7	649
Washington	52	11,969,148	3.9	7.20	81.8	649
Virginia	42	11,372,687	3.7	7.35	79.5	641
New York	22	8,229,058	2.7	7.38	81.2	641
Colorado	40	8,138,648	2.6	7.37	80.7	649
Oregon	33	6,813,410	2.2	7.34	80.7	658
Illinois	20	5,503,652	1.8	7.66	82.2	646
Georgia	33	5,383,324	1.7	7.50	82.5	636
New Jersey	15	4,628,200	1.5	8.09	80.0	624
Texas	17	3,571,380	1.2	7.44	82.5	643
Massachusetts	10	3,415,487	1.1	6.83	78.3	642
Other	196	35,924,628	11.7	7.39	81.3	642
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	581	149,928,435	48.7	7.27	80.8	663
Refinance -Rate Term	56	12,910,754	4.2	7.31	80.8	642
Refinance -Cashout	510	145,033,776	47.1	7.16	79.7	640
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	1,040	281,508,850	91.4	7.22	80.4	650
Arm 3/27	72	16,961,550	5.5	7.40	80.1	654
Arm 5/25	8	2,816,288	0.9	6.56	73.6	690
Fixed Rate	27	6,586,276	2.1	7.25	77.4	651
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	943	255,458,506	83.0	7.20	80.4	650
Condo	107	23,115,136	7.5	7.09	80.0	662
PUD	73	21,134,690	6.9	7.60	80.2	656
2 Family	22	7,253,883	2.4	7.21	78.0	650
3-4 Family	2	910,750	0.3	7.87	81.9	681
Total:	1,147	307,872,965	100.0	7.22	80.3	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
1.88 -4.00	66	23,253,870	7.7	6.13	78.4	677
4.01 -4.50	179	49,381,800	16.4	6.67	78.7	648
4.51 -5.00	167	41,824,010	13.9	7.10	81.0	631
5.01 -5.50	155	46,902,287	15.6	7.23	80.3	645
5.51 -6.00	175	49,158,116	16.3	7.24	81.2	662
6.01 -6.50	156	36,587,307	12.1	7.39	80.6	658
6.51 -7.00	122	30,650,269	10.2	7.84	80.0	654
7.01 -7.50	57	13,195,385	4.4	8.30	81.5	650
7.51 -8.00	34	8,014,345	2.7	8.70	83.8	633
8.01 -8.50	8	2,079,600	0.7	9.41	90.1	644
8.51 -8.55	1	239,700	0.1	9.55	85.0	560
Total:	1,120	301,286,689	100.0	7.22	80.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
13 -15	2	387,413	0.1	6.46	80.0	614
16 -18	38	11,435,097	3.8	6.58	81.5	650
19 -21	673	181,821,073	60.3	7.10	80.4	645
22 -24	327	87,865,267	29.2	7.54	80.3	662
31 -33	46	11,563,660	3.8	7.29	80.3	644
34 -36	26	5,397,890	1.8	7.62	79.5	676
37 >=	8	2,816,288	0.9	6.56	73.6	690
Total:	1,120	301,286,689	100.0	7.22	80.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.50 -11.50	28	10,053,119	3.3	5.66	77.3	699
11.51 -12.00	46	15,333,905	5.1	6.01	77.7	664
12.01 -12.50	123	38,637,921	12.8	6.38	79.0	650
12.51 -13.00	206	58,156,264	19.3	6.87	80.3	653
13.01 -13.50	230	55,502,277	18.4	7.26	81.4	654
13.51 -14.00	192	49,127,430	16.3	7.62	80.7	644
14.01 -14.50	136	37,092,490	12.3	7.77	81.1	647
14.51 -15.00	86	22,247,143	7.4	8.18	78.8	642
15.01 -15.50	42	9,270,492	3.1	8.64	83.7	648
15.51 -16.00	24	4,198,328	1.4	8.87	86.3	627
16.01 -16.50	6	1,436,020	0.5	9.24	83.9	613
16.51 -16.59	1	231,300	0.1	9.59	90.0	600
Total:	1,120	301,286,689	100.0	7.22	80.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
4.95 -5.50	22	7,096,674	2.4	5.61	77.4	686
5.51 -6.00	70	20,534,627	6.8	6.42	77.8	665
6.01 -6.50	135	43,876,200	14.6	6.36	79.1	654
6.51 -7.00	237	67,111,464	22.3	6.84	80.2	652
7.01 -7.50	271	66,454,567	22.1	7.29	81.1	651
7.51 -8.00	216	55,170,559	18.3	7.81	80.1	645
8.01 -8.50	93	23,538,887	7.8	8.27	81.9	650
8.51 -9.00	55	12,269,285	4.1	8.71	82.2	631
9.01 -9.50	17	4,315,425	1.4	9.31	88.5	639
9.51 -9.59	4	919,000	0.3	9.56	93.6	604
Total:	1,120	301,286,689	100.0	7.22	80.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1	474,500	0.2	7.30	63.7	619
1.50	47	10,934,900	3.6	7.33	78.1	642
2.00	65	22,649,526	7.5	7.32	79.8	648
3.00	1,003	265,325,070	88.1	7.21	80.6	651
5.00	4	1,902,692	0.6	6.31	70.6	714
Total:	1,120	301,286,689	100.0	7.22	80.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	934	254,830,727	84.6	7.17	80.5	653
1.50	128	25,505,237	8.5	7.63	78.9	638
2.00	58	20,950,724	7.0	7.39	79.8	646
Total:	1,120	301,286,689	100.0	7.22	80.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
24	18	4,389,519	1.4	7.43	75.4	633
36	2	293,500	0.1	7.07	83.3	628
60	1,107	298,361,501	96.9	7.22	80.3	651
120	20	4,828,445	1.6	7.17	82.3	660
Total:	1,147	307,872,965	100.0	7.22	80.3	651

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